Exhibit 99.1

Press Release Announcing Results of Operations for the Third Quarter and Nine-Month

Period Ended September 30, 2004

For Immediate Release

Investor Contact:	Harry Hagerty, CFO
(702) 262-5003

Media Contact:	Kristi Gooden
Katcher Vaughn & Bailey Communications
(615) 248-8202

Global Cash Access, Inc. Announces Third Quarter Financial Results

(Las Vegas, NV – November 3, 2004) – Global Cash Access, Inc. (“GCA” or the “Company”), a leading supplier of cash access systems and related marketing services to the gaming industry, today announced financial results for both the third quarter and the nine-month period ended September 30, 2004.

For the quarter, total revenues were $106.5 million, the highest amount for any quarter since the Company was formed in 1998. Revenues in the third quarter increased 15.1% from $92.5 million recorded in the third quarter of fiscal 2003. Operating income was $21.6 million in the third quarter of 2004, an increase of 21.5% over the same period in 2003. Net income in the third quarter of 2004 was $6.7 million as compared to $16.2 million in the comparable 2003 period.

Earnings before interest income, interest expense, income taxes, depreciation and amortization, and minority ownership loss (“EBITDA” ) was $25.1 million in the third quarter of 2004 as compared to $21.4 million in the comparable 2003 period, an increase of 17.2%. EBITDA for the third quarter of 2004 was the highest for any quarter since the Company was founded.

For the nine months ended September 30, 2004, total revenues were $302.1 million, an increase of 13.0% from $267.3 million realized in the first nine months of 2003. Operating income increased 19.8%, from $45.6 million for the first nine months of 2003 to $54.7 million for the first nine months of 2004. Net income for the first nine months of 2004 was $235.3 million as compared to $41.8 million in the comparable 2003 period.

EBITDA for the first nine months of 2004 was $64.9 million, an increase of 15.4% from $56.2 million in the first nine months of 2003.

EBITDA for the first nine months of 2004 was reduced by approximately $6.1 million of expenses that the Company considers one-time in nature. These expenses, which were incurred in the first and second quarters of 2004, relate primarily to the settlement of a lawsuit ($2.3 million in the second quarter), the accrual of Canadian Goods and Services Taxes ($1.5 million in the first quarter) and the incurrence of legal and other expenses in connection with the Company’s second quarter 2004 equity restructuring ($1.8 million). EBITDA as adjusted to exclude such expenses (“Adjusted EBITDA”) for the first nine months of 2004 was $70.9 million, an increase of 26.2% over EBITDA of $56.2 million in the first nine months of 2003.

“We are pleased with our financial performance in the third quarter,” commented Kirk Sanford, President and Chief Executive Officer of GCA. “Without the effect of one-time expenses, we were able to show the growth and profitability that the business is capable of achieving. We also made significant progress during the quarter on developing new products such as our TODD and EDITH debit devices and the integration of our cash access solutions into the increasingly popular redemption kiosks. Finally, we made a significant addition to our management team by hiring Harry Hagerty, former EVP and CFO of Caesars Entertainment, Inc., as our new CFO. Harry’s experience in both finance and gaming will be immensely valuable to us going forward.”

Third Quarter Results of Operations

Total revenues in the quarter increased 15.1% from $92.5 million in the third quarter of 2003 to $106.5 million in the third quarter of 2004. Every component of revenue was up in the third quarter 2004 as compared to the comparable period in 2003. Cash advance revenues were up 16.7% from $47.8 million to $55.8 million. Revenues from credit card advances increased 12.8% while revenues from debit card advances increased 63.4%. ATM revenues increased 15.7%, from $35.6 million in the third quarter of 2003 to $41.2 million in the third quarter of 2004. The increase in revenue in cash advance and ATM was driven by increases in both the number of transactions and the average transaction amount.

Check cashing revenues in the third quarter of 2004 were up 2.0% to $6.5 million as compared to $6.4 million in the comparable period of 2003. Revenues in the third quarter of 2004 benefited from favorable timing of billings. Normalizing for those billings, check cashing revenues would have been $6.1 million in the third quarter of 2004, a decrease of 3.2% from the same period in 2003.

In order to address the decline in revenue in the check cashing and warranty business, GCA has announced its own proprietary check warranty product, called Central Credit Check Guarantee. This product utilizes GCA’s Central Credit database as well as selected third party databases and credit scoring algorithms to make check authorization decisions that are more tailored to the gaming environment

Central Credit and other revenues increased 7.2% in the third quarter of 2004 to $3.0 million from $2.8 million. A 2.3% increase in Central Credit revenues was augmented by an 87.7% increase in QuikPlay revenues, a 32.4% increase in QuikMarketing revenues and a 10.6% increase in QuikCredit revenues.

Total cost of revenues increased 16.4% to $71.8 million in the third quarter of 2004. Commissions, the largest category in cost of revenues, increased 14.9%. Interchange increased 20.9%, driven by the increase in cash advance volumes as well as an increase in interchange rates for certain types of debit transactions. Check warranty expense increased 12.0%. Warranty expense as a percent of face amount guaranteed increased from 1.1% to 1.2%. Central Credit and other costs of revenues declined 16.0%.

Operating expenses (including other operating expenses) increased 1.4% from $9.4 million in the third quarter of 2003 to $9.6 million in the current quarter. The Company expects operating expenses to increase modestly from the levels realized in the third quarter as it makes certain staff additions necessitated by becoming a stand-alone company in March 2004.

Depreciation and amortization expense declined 4.4% from $3.6 million in the third quarter of 2003 to $3.4 million in the current quarter. A slight increase in depreciation was offset by a decline in amortization expense as certain internally developed software became fully amortized.

Interest income increased 20.4% from $0.3 million to $0.4 million. Higher average cash balances and higher deposit rates in 2004 accounted for the increase.

Interest expense in the third quarter of 2004 was $9.6 million as compared to $1.8 million in the third quarter of 2003. Interest expense related to ATM funding declined $0.5 million as a result of more favorable borrowing rates under the new ATM funding agreement that the Company entered into in the second quarter of 2004. Interest on the Company’s senior secured credit facilities and senior subordinated notes was $8.3 million in the third quarter of 2004 as compared to $0.0 in the corresponding 2003 period. The increase reflects the incurrence of indebtedness in connection with the restructuring of ownership completed in March 2004.

Income tax expense in the third quarter of 2004 was $5.8 million as compared to $0.1 million in the 2003 period. The 2003 period reflected only foreign income taxes, as GCA was a limited liability company for US income tax purposes during that period. The Company became a subchapter C corporation in June 2004, and therefore became liable for US corporate income taxes starting on that date. The tax expense of $5.8 million in the third quarter of 2004 reflects a provision for income taxes in the period of $4.5 million plus a one-time adjustment to the starting deferred tax asset balance of $1.3 million. This one-time adjustment was necessary because of revised information provided by the Company’s previous majority owner.

The Company realized a deferred tax asset of approximately $226.1 million upon its reorganization and subsequent conversion from a limited liability company to a subchapter C corporation in the second quarter. The Company expects that this deferred tax asset will be amortized over 15 years. As a result of this amortization, the Company expects that cash taxes paid will be approximately $15.1 million lower than reported tax expense in each of the 15 years following the creation of the deferred tax asset.

Balance Sheet

At September 30, 2004, the Company had cash and cash equivalents of $31.9 million. Settlement receivables were $9.6 million and settlement liabilities were $9.5 million.

Total borrowings at September 30, 2004, were $488.5 million, consisting of $253.5 million of outstandings under the Company’s senior secured credit facilities and $235 million face amount of 8 3/4% senior subordinated notes. During the third quarter, the Company repaid $3.25 million of the term loan component of the Credit Facilities.

During the third quarter, the Company made capital expenditures of $0.2 million. For the nine months ended September 30, 2004, capital expenditures totaled $3.0 million.

Non-GAAP Financial Information

Neither EBITDA nor Adjusted EBITDA is a measure of financial performance under United States generally accepted accounting principles (GAAP). Accordingly, neither should be considered a substitute for net income, operating income or other income or cash flow data prepared in accordance with GAAP. The Company believes that EBITDA is a widely-referenced financial measure in the financial markets and in the credit markets in particular. The Company believes that referencing EBITDA and Adjusted EBITDA will be helpful to investors in its debt securities. A reconciliation between EBITDA and net income is presented elsewhere in this press release.

Adjusted EBITDA for the first nine months of 2004 excludes $2.3 million of lawsuit settlement expenses, $1.8 million of legal and other expenses related to the equity ownership restructuring completed in the second quarter of 2004, $1.5 million of Canadian Goods and Services tax accrual and $0.5 million of other non-recurring expenses.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements included in this press release, other than statements that are purely historical, are forward-looking statements. Words such as “going forward,” “believes,” “intends,” “expects,” “forecasts,” “anticipate,” “plan,” “seek,” “estimate”

and similar expressions also identify forward-looking statements. Forward-looking statements in this press release include, without limitation:

•	our belief that our new CFO’s experience will be valuable to us going forward;

•	our belief that our new Central Credit Check Guarantee product will address the decline in revenue in our check cashing business;

•	our expectation that operating expenses will increase modestly from the current quarter’s levels as a result of staff additions; and

•	our expectations that our deferred tax asset will be amortized over 15 years and that cash taxes paid will accordingly be lower than reported tax expense.

Our beliefs, expectations, forecasts, objectives, anticipations, intentions and strategies regarding the future, including without limitation those concerning expected operating results, revenues and earnings are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from results contemplated by the forward-looking statements, including but not limited to:

•	the uncertainty of the continued employment of our new CFO and the extent to which his prior experience applies to our current or future operations;

•	the risk of market acceptance and financial performance of our Central Credit Check Guarantee product;

•	our failure to attract or retain the necessary personnel to expand our staff at levels of compensation that do not result in material increases to operating expenses; and

•	challenges by tax authorities to our position with respect to our deferred tax asset, legislative changes to applicable tax laws, changes to accounting rules, or changes to our overall tax position that in each case limit our ability to take advantage of our deferred tax asset.

The forward-looking statements in this press release are subject to additional risks and uncertainties set forth under the heading “Risk Factors” in our registration statement on Form S-4 (No. 333-117218) filed with the Securities and Exchange Commission, and are based on information available to us on the date hereof. We assume no obligation to update any forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release.

About Global Cash Access, Inc.

Las Vegas-based Global Cash Access, Inc. (GCA) is a leading provider of cash access systems and related marketing services to the gaming industry. For more information, please visit the Company’s Web site at www.globalcashaccess.com

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

(FORMERLY GLOBAL CASH ACCESS, L.L.C.)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
REVENUES:
Cash advance	$55,798	$47,797	$156,605	$140,173
ATM	41,218	35,612	118,600	98,272
Check cashing	6,478	6,351	17,997	20,562
Central Credit and other revenues	2,962	2,762	8,890	8,256

Total revenues	106,456	92,522	302,092	267,263

COST OF REVENUES:
Commissions	47,539	41,375	135,972	115,695
Interchange and processing	21,152	17,500	58,373	51,646
Check cashing warranties	3,042	2,715	8,171	7,617
Central Credit and other costs of revenues	105	125	260	338

Total cost of revenues	71,838	61,715	202,776	175,296

GROSS PROFIT	34,618	30,807	99,316	91,967

Operating expenses	(9,565)	(9,317)	(34,437)	(35,082)
Amortization	(1,427)	(1,672)	(4,276)	(4,951)
Depreciation	(1,981)	(1,894)	(5,945)	(5,614)
Other operating expenses	—	(114)	—	(679)

OPERATING INCOME	21,645	17,810	54,658	45,641

OTHER INCOME (EXPENSE)
Interest income	384	319	973	1,039
Interest expense	(9,608)	(1,775)	(22,849)	(4,936)

Total other expense	(9,224)	(1,456)	(21,876)	(3,897)

INCOME BEFORE INCOME TAX (PROVISION) BENEFIT AND MINORITY OWNERSHIP LOSS	12,421	16,354	32,782	41,744

INCOME TAX (PROVISION) BENEFIT	(5,763)	(122)	202,319	(355)

INCOME BEFORE MINORITY OWNERSHIP LOSS	6,658	16,232	235,101	41,389

MINORITY OWNERSHIP LOSS	36	—	158	400

NET INCOME	$6,694	$16,232	$235,259	$41,789

GLOBAL CASH ACCESS, INC. AND SUBSIDIARIES

FORMERLY GLOBAL CASH ACCESS, L.L.C. AND SUBSIDIARIES

Reconciliation of EBITDA to Net Income

(amounts in thousands)

(unaudited)

	QUARTER TO DATE SEPTEMBER 30, 2004	QUARTER TO DATE SEPTEMBER 30, 2003	YEAR TO DATE SEPTEMBER 30, 2004	YEAR TO DATE SEPTEMBER 30, 2003
EBITDA	$25,053	$21,376	$64,879	$56,206

Minus:
Depreciation	(1,981)	(1,894)	(5,945)	(5,614)
Amortization	(1,427)	(1,672)	(4,276)	(4,951)
Interest expense	(9,608)	(1,775)	(22,849)	(4,936)
Income tax (provision) benefit	(5,763)	(122)	202,319	(355)

Plus:
Interest income	384	319	973	1,039
Minority ownership loss	36	—	158	400

Net Income	$6,694	$16,232	$235,259	$41,789

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